Exhibit 99.1

Press Release

February 4, 2015	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Corporation Third Quarter Fiscal 2015 Results
Call scheduled for Wednesday, February 4, 2015 at 5:00 p.m. Eastern Time

MILWAUKEE, WI - February 4, 2015 NYSE:RXN
Third Quarter Highlights

•	Net sales were $507 million. Excluding Mill Products (1), net sales increased 4% year over year (+3% core sales, +4% acquisitions, -3% foreign currency)

•	Adjusted earnings per share, excluding Mill Products, was $0.32

•	Adjusted EBITDA was $100 million or 20% of net sales

•	Diluted earnings per share was $0.02

•	Free cash flow was $78 million

•	Total liquidity was $725 million ($395 million of cash plus $330 million of available borrowings)

•	Tollok and Euroflex acquisitions enhance the capabilities of our Process & Motion Control platform

Todd A. Adams, President and Chief Executive Officer, commented, “Our third quarter results were in line with our expectations for moderate overall core growth amidst a generally choppy global market environment. Our underlying performance in the quarter was solid, as RBS-driven productivity and cost reductions offset slightly adverse mix and the negative impact of currency translation. Free cash flow of $78 million in the quarter allowed us to fund the acquisitions of Tollok and Euroflex while reducing our financial leverage to 3.6x from 4.2x a year ago.
"In our Process & Motion Control platform (“PMC”), core sales growth was 1% as the slowly improving growth that we have been experiencing across most of our domestic end-markets was moderated by weaker global demand. Given our expectations for weaker global beverage sector activity to persist through our fourth quarter, we will continue to leverage the Rexnord Business System (“RBS”) to drive incremental improvements to cost structure while sustaining an increased level of investment in organic growth initiatives.
In Water Management (“WM”), our third quarter sales increased 5% year-over-year, reflecting 5% core growth and a 3% acquisition contribution that were together partially offset by a 3% drag from currency translation. We remain optimistic about the ongoing improvement in our non-residential construction markets, where we believe we can continue to sustain above-market growth. We continue to make progress toward our platform margin targets as Adjusted EBITDA grew 15% in the quarter and margin expanded by 130 basis points to 16.3%.”

(1) Mill Products represents our non-core ring gear and pinion product line, which we will present as a Discontinued Operation in our fourth quarter and, therefore, have excluded from our financial guidance.

Fourth Quarter and Fiscal 2015 Outlook and Guidance
Adams continued, “Our underlying operating performance remains solid and our fundamental outlook for the remainder of fiscal 2015 is largely unchanged. Several foreign currencies have weakened sharply since last quarter, and as a result we are narrowing our guidance for FY15 adjusted earnings per share to a range of $1.52-1.56 to reflect current exchange rates. For the fourth quarter, we expect net sales to be in the range of $540-550 million and adjusted earnings per share to be in a range of $0.54-0.58."

Third Quarter Fiscal 2015 Segment Highlights
Process & Motion Control
Process & Motion Control net sales were $309 million in the third quarter of fiscal 2015. Excluding a $1.0 million year-over-year decline related to Mill Products, PMC net sales increased 3% from the prior year including a 4% favorable impact from acquisitions and a 2% adverse impact from weakening foreign currencies. Core net sales increased 1% as expected but moderating declines in our bulk material handling end-market and soft global demand in our beverage sector were more than offset by the modest overall growth we experienced across the majority of our end-markets.

Process & Motion Control income from operations for the third quarter of fiscal 2015 was $51.9 million or 16.8% of net sales. Income from operations as a percentage of net sales decreased 170 basis points in the third quarter of fiscal 2015 as a result of higher year-over-year costs associated with our pending exit of Mill Products, the adverse mix impact of softer global demand in our beverage sector, as well as incremental investments in market expansion initiatives.

Adjusted EBITDA, excluding Mill Products, in the third quarter was $73.2 million. Adjusted EBITDA as a percentage of net sales decreased 100 basis points year-over-year to 24.5%.

Water Management

Water Management net sales increased 5% from the prior year to $198 million in the third quarter of fiscal 2015. Core net sales also grew 5% year-over-year as the 3% favorable impact from acquisitions was offset by a 3% unfavorable impact from foreign currency translation. Our core growth in the third quarter reflected favorable demand trends across the majority of our end-markets and expected quarterly variability in large project shipments.

Water Management income from operations was $20.8 million for the third quarter of fiscal 2015. Operating margin was 10.5% of net sales, an increase of 30 basis points year-over-year which reflects the benefit of volume growth and on-going cost reduction initiatives, as well as RBS-driven productivity gains and efficiencies.

Adjusted EBITDA in the third quarter was $32.4 million, representing a 130 basis-point year-over-year increase to 16.3% of net sales.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions, divestitures (including our non-core product line, Mill Products) and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income (or income from operations for our segments), adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details
Rexnord will hold a conference call on Wednesday, February 4, 2015 at 5:00 p.m. Eastern Time to discuss its fiscal 2015 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 866-436-9172
International toll #: 630-691-2760
Access Code: 38850342
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 8:00 p.m. Eastern Time, February 4, 2015 until 11:30 p.m. Eastern Time, February 22, 2015. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3885 0342 #.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2014 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Net sales	$507.1	$489.1	$1,554.8	$1,512.3
Cost of sales	325.3	307.9	997.4	957.4
Gross profit	181.8	181.2	557.4	554.9
Selling, general and administrative expenses	130.2	99.2	338.6	311.2
Restructuring and other similar charges	4.2	1.8	9.0	4.8
Amortization of intangible assets	13.6	12.7	40.8	37.8
Income from operations	33.8	67.5	169.0	201.1
Non-operating expense:
Interest expense, net	(21.9)	(22.2)	(66.4)	(86.4)
Loss on the extinguishment of debt	—	—	—	(133.2)
Other expense, net	(10.6)	(4.2)	(14.2)	(10.3)
Income (loss) from operations before income taxes	1.3	41.1	88.4	(28.8)
(Benefit) provision for income taxes	(0.9)	12.5	37.1	(18.5)
Net income (loss)	$2.2	$28.6	$51.3	$(10.3)
Non-controlling interest loss	—	(0.1)	(0.2)	(0.5)
Net income (loss) attributable to Rexnord	$2.2	$28.7	$51.5	$(9.8)

Net income (loss) per share:
Basic	$0.02	$0.29	$0.51	$(0.11)
Diluted	$0.02	$0.28	$0.49	$(0.11)
Net income (loss) per share attributable to Rexnord:
Basic	$0.02	$0.29	$0.51	$(0.10)
Diluted	$0.02	$0.28	$0.49	$(0.10)
Weighted-average number of shares outstanding (in thousands):
Basic	101,695	97,843	101,461	97,513
Effect of dilutive equity awards	3,090	3,317	3,053	—
Diluted	104,785	101,160	104,514	97,513

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Third quarter and nine months ended December 31, 2014
(in Millions, except share and per share amounts) (Unaudited)

	Third Quarter Ended		Nine Months Ended
Adjusted EBITDA	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Net income (loss)	$2.2	$28.6	$51.3	$(10.3)
Interest expense, net	21.9	22.2	66.4	86.4
Income tax (benefit) provision	(0.9)	12.5	37.1	(18.5)
Depreciation and amortization	28.0	26.7	84.9	80.6
EBITDA	51.2	90.0	239.7	138.2

Adjustments to EBITDA
Restructuring and other similar charges	4.2	1.8	9.0	4.8
Loss on the extinguishment of debt	—	—	—	133.2
Stock-based compensation expense	2.1	1.8	4.8	5.3
Last-in first-out inventory adjustments	0.2	(0.2)	0.2	1.3
Impact of inventory fair value adjustment	—	0.4	2.1	0.4
Actuarial loss on pension and postretirement benefit obligations	31.4	—	31.4	—
Other expense, net (1)	10.6	4.2	14.2	10.3
Subtotal of adjustments to EBITDA	48.5	8.0	61.7	155.3
Adjusted EBITDA	$99.7	$98.0	$301.4	$293.5

	Third Quarter Ended		Nine Months Ended
Adjusted Net Income and Earnings Per Share	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Net income (loss)	$2.2	$28.6	$51.3	$(10.3)
Actuarial loss on pension and postretirement benefit obligations	31.4	—	31.4	—
Restructuring and other similar charges	4.2	1.8	9.0	4.8
Loss on the extinguishment of debt	—	—	—	133.2
Stock-based compensation expense	2.1	1.8	4.8	5.3
Last-in first-out inventory adjustments	0.2	(0.2)	0.2	1.3
Impact of inventory fair value adjustment	—	0.4	2.1	0.4
Other expense, net (1)	10.6	4.2	14.2	10.3
Tax effect on above items	(17.5)	(2.7)	(21.4)	(56.3)
Tax restructuring (2)	—	—	10.1	—
Adjusted net income	$33.2	$33.9	$101.7	$88.7
Less: Mill Products (3)	—	1.2	0.3	4.2
Adjusted net income excluding Mill Products	$33.2	$32.7	$102.0	$84.5

Weighted-average number of shares outstanding (in thousands)
Basic	101,695	97,843	101,461	97,513
Effect of dilutive equity awards	3,090	3,317	3,053	3,110
Diluted	104,785	101,160	104,514	100,623

Adjusted earnings per share - diluted	$0.32	$0.32	$0.98	$0.84
Net income (loss) per share - diluted (in accordance with GAAP)	$0.02	$0.28	$0.49	$(0.10)

(1)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the third quarter ended December 31, 2014 for further information.

(2)	The first nine months of fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

(3)
Mill Products represents our non-core ring gear and pinion product line, which we will present as a Discontinued Operation in our fourth quarter and, therefore, have excluded from our financial guidance.

	Third Quarter Ended
	December 31, 2014		December 28, 2013
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$51.9	$20.8	$55.5	$19.3
Operating margin	16.8%	10.5%	18.5%	10.2%

Depreciation and amortization	18.6	9.4	17.3	9.4
Restructuring and other similar charges	2.6	1.6	1.8	—
Stock-based compensation expense	0.7	0.3	0.6	0.3
Last-in first-out inventory adjustments	(0.1)	0.3	0.6	(0.8)
Impact of inventory fair value adjustments	—	—	0.4	—
Adjusted EBITDA	$73.7	$32.4	$76.2	$28.2
Less: Adjusted EBITDA attributable to Mill Products (1)	0.5	—	2.2	—
Adjusted EBITDA excluding Mill Products	$73.2	$32.4	$74.0	$28.2
Adjusted EBITDA margin (2)	24.5%	16.3%	25.5%	15.0%

(1)
Mill Products represents our non-core ring gear and pinion product line, which we will present as a Discontinued Operation in our fourth quarter and, therefore, have excluded from our financial guidance.

(2)	Process & Motion Control Adjusted EBITDA margin excludes $10.0 million and $11.0 million of Mill Products net sales generated in the third quarter of fiscal 2015 and 2014, respectively.

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	March 31, 2015	March 31, 2015
Net income per diluted share (1)	$0.53 to $0.57	$1.02 to $1.06
Actuarial loss on pension and postretirement benefit obligations	—	0.30
Stock option expense	0.02	0.07
Restructuring and other similar charges	—	0.09
Inventory fair value adjustments	—	0.02
Other expense, net	—	0.14
Tax impact on adjustments	(0.01)	(0.22)
Tax restructuring (2)	—	0.10
Adjusted net income per diluted share	$0.54 to $0.58	$1.52 to $1.56

(1)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishments, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance.

(2)	The first quarter of fiscal 2015 included a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Net income (loss) attributable to Rexnord	$2.2	$28.7	$51.5	$(9.8)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(22.5)	(2.7)	(46.4)	5.2
Unrealized (loss) income on interest rate derivatives, net of tax	(3.2)	0.1	(5.6)	0.1
Change in pension and other postretirement defined benefit plans, net of tax	(5.5)	(0.3)	(6.1)	(0.8)
Other comprehensive (loss) income, net of tax	(31.2)	(2.9)	(58.1)	4.5
Non-controlling interest loss	—	(0.1)	(0.2)	(0.5)
Total comprehensive (loss) income	$(29.0)	$25.7	$(6.8)	$(5.8)

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 31, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$394.9	$339.0
Receivables, net	316.2	368.3
Inventories, net	382.0	359.7
Other current assets	51.1	53.8
Total current assets	1,144.2	1,120.8
Property, plant and equipment, net	414.8	440.9
Intangible assets, net	571.4	592.6
Goodwill	1,168.4	1,150.7
Insurance for asbestos claims	36.0	36.0
Other assets	46.3	42.5
Total assets	$3,381.1	$3,383.5
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$25.4	$29.0
Trade payables	199.3	241.1
Compensation and benefits	51.1	61.4
Current portion of pension and postretirement benefit obligations	5.7	5.8
Other current liabilities	127.7	112.2
Total current liabilities	409.2	449.5

Long-term debt	1,930.4	1,943.0
Pension and postretirement benefit obligations	172.7	147.7
Deferred income taxes	209.9	207.1
Liability for asbestos claims	36.0	36.0
Other liabilities	56.7	38.1
Total liabilities	2,814.9	2,821.4

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 102,600,004 at December 31, 2014 and 102,055,058 at March 31, 2014	1.0	1.0
Additional paid-in capital	883.6	872.7
Retained deficit	(229.8)	(281.3)
Accumulated other comprehensive loss	(81.9)	(23.8)
Treasury stock at cost; 900,904 shares at December 31, 2014 and March 31, 2014	(6.3)	(6.3)
Total Rexnord stockholders' equity	566.6	562.3
Non-controlling interest	(0.4)	(0.2)
Total stockholders' equity	566.2	562.1
Total liabilities and stockholders' equity	$3,381.1	$3,383.5

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	December 31, 2014	December 28, 2013
Operating activities
Net income (loss)	$51.3	$(10.3)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	44.1	42.8
Amortization of intangible assets	40.8	37.8
Amortization of deferred financing costs	1.6	2.1
Actuarial loss on pension and post retirement benefit obligations	31.4	—
Loss on dispositions of property, plant and equipment	6.1	1.3
Deferred income taxes	6.9	(30.2)
Other non-cash charges	8.3	0.8
Loss on debt extinguishment	—	133.2
Stock-based compensation expense	4.8	5.3
Changes in operating assets and liabilities:
Receivables	34.0	36.4
Inventories	(25.8)	(33.9)
Other assets	(6.1)	(5.2)
Accounts payable	(37.9)	(18.0)
Accruals and other	7.5	(68.7)
Cash provided by operating activities	167.0	93.4

Investing activities
Expenditures for property, plant and equipment	(32.1)	(31.6)
Acquisitions, net of cash acquired	(62.0)	(112.0)
Proceeds from dispositions of long-lived assets	5.7	—
Cash used for investing activities	(88.4)	(143.6)

Financing activities
Proceeds from borrowings of long-term debt	—	1,934.8
Repayments of long-term debt	(14.9)	(1,938.2)
Proceeds from borrowings of short-term debt	10.2	6.9
Repayments of short-term debt	(13.6)	(162.1)
Payment of deferred financing fees	—	(17.1)
Payment of early redemption premium on long-term debt	—	(109.9)
Proceeds from exercise of stock options	1.0	1.8
Third party investment in non-controlling interest	—	0.4
Excess tax benefit on exercise of stock options	5.1	3.9
Cash used for financing activities	(12.2)	(279.5)
Effect of exchange rate changes on cash and cash equivalents	(10.5)	(1.7)
Increase (decrease) in cash and cash equivalents	55.9	(331.4)
Cash and cash equivalents at beginning of period	339.0	524.1
Cash and cash equivalents at end of period	$394.9	$192.7

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Year-to-Date Total
Net sales
Process & Motion Control	$304.6	$311.7	308.9		$925.2
Water Management	205.2	226.2	198.2		629.6
Corporate	—	—	—		—
Total	$509.8	$537.9	507.1		$1,554.8

Adjusted EBITDA
Process & Motion Control	$70.8	$76.7	73.7		$221.2
Water Management	30.2	39.4	32.4		102.0
Corporate	(8.2)	(7.2)	(6.4)		(21.8)
Total	$92.8	$108.9	99.7		$301.4

Adjusted EBITDA %
Process & Motion Control	23.2%	24.6%	23.9%		23.9%
Water Management	14.7%	17.4%	16.3%		16.2%
Total (including Corporate)	18.2%	20.2%	19.7%		19.4%

	Fiscal 2014
	Q1	Q2	Q3	Q4	Year-to-Date Total
Net sales
Process & Motion Control	$314.6	$311.8	$300.8	$358.7	$1,285.9
Water Management	194.1	202.7	188.3	211.0	796.1
Corporate	—	—	—	—	—
Total	$508.7	$514.5	$489.1	$569.7	$2,082.0

Adjusted EBITDA
Process & Motion Control	$70.8	$77.6	$76.2	$104.8	$329.4
Water Management	29.5	32.1	28.2	23.5	113.3
Corporate	(7.5)	(7.0)	(6.4)	(8.8)	(29.7)
Total	$92.8	$102.7	$98.0	$119.5	$413.0

Adjusted EBITDA %
Process & Motion Control	22.5%	24.9%	25.3%	29.2%	25.6%
Water Management	15.2%	15.8%	15.0%	11.1%	14.2%
Total (including Corporate)	18.2%	20.0%	20.0%	21.0%	19.8%